UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 6, 2017 (January 31, 2017)

comScore, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-33520	54-1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11950 Democracy Drive

Suite 600

Reston, Virginia 20190

(Address of principal executive offices, including zip code)

(703) 438–2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Accounting Officer

On January 31, 2017, the Board of Directors (the “Board”) of comScore, Inc. (the “Company”) elected Michelle Spencer, age 49, as the Company’s Senior Vice President, Chief Accounting Officer, and designated her as principal accounting officer, effective immediately. The role of principal accounting officer had previously been filled by the Company’s chief financial officer, David Chemerow.

Ms. Spencer joined the Company in January 2016 as a Senior Vice President in the Accounting and Finance Department. Immediately prior to joining the Company, Ms. Spencer was the Senior Vice President of Finance, Deputy Chief Financial Officer and Chief Accounting Officer at Rentrak Corporation (“Rentrak”), a media measurement and research company, from April 2013 until Rentrak merged with the Company in January 2016. Ms. Spencer joined Rentrak in July 2004 and during that time also held the roles of Vice President of Finance and Corporate Controller. From 1993 to 2004, Ms. Spencer held similar roles at other publicly traded companies. Ms. Spencer earned her BBA in accounting from the University of Texas and MBA from Duke University. She is also a licensed Certified Public Accountant.

Ms. Spencer and the Company have also entered into the Company’s standard indemnification agreement, substantially in the form attached as Exhibit 10.1 to the Registration Statement on Form S-1, as amended (File No. 333-141740), filed by the Company with the Securities and Exchange Commission on June 26, 2007.

There are no family relationships between Ms. Spencer and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. There is no arrangement or understanding between Ms. Spencer and any other person pursuant to which Ms. Spencer was elected as Senior Vice President, Chief Accounting Officer of the Company. Ms. Spencer has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ David Chemerow
David Chemerow Chief Financial Officer

Date:  February 6, 2017